UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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[DATE]

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RE:           Coldstream Dividend Growth Fund (CMDGX) – Proxy Statement

Dear [CLIENT],

We are pleased to announce that Coldstream Capital Management, Inc. (“Coldstream”) employees will own, once again, a majority of Coldstream’s outstanding shares pursuant to an agreement entered into between Coldstream Holdings, Inc., Coldstream’s holding company, and Boston Private Financial Holdings, Inc. (“BPFH”).  BPFH has been a shareholder of Coldstream Holdings, Inc., and thereby Coldstream, since 2002, and during this time Coldstream has greatly enjoyed and benefited from the knowledge, expertise and resources that BPFH has provided.  Now, with the full support of BPFH, Coldstream Holdings, Inc. will redeem all of BPFH’s holdings in its stock.

As you know, Coldstream is the investment advisor of the Coldstream Dividend Growth Fund (the “Fund”) in which you are a shareholder.   The redemption of Coldstream shares from BPFH requires a new investment advisory agreement between Coldstream and the Fund with majority consent of the shareholders of the Fund.  We respectively request your shareholder consent in order to complete the redemption of shares from BPFH; information about this transaction is contained in the enclosed Proxy Statement.

Please complete, sign and return promptly the enclosed proxy card(s) so that a vote quorum will be achieved and a maximum number of shares may be voted affirmatively for the Fund’s proposal by December 27, 2010.

Sincerely,

Robert D. Frazier
Chief Operating Officer

Enclosures